EXHIBIT 99.1

CONTACT:	Víctor J. Galán, Chairman of the Board and Chief Executive Officer
Vicente Gregorio, Senior Vice President and Chief Financial Officer
PHONE #: (787) 766-8301
FOR RELEASE: IMMEDIATELY
R&G FINANCIAL ANNOUNCES REDUCTION IN QUARTERLY CASH DIVIDEND FOR THE THIRD QUARTER OF 2005; CHAIRMAN TO DECLINE RECEIPT OF HIS DIVIDEND PAYMENT; COMPANY PROVIDES UPDATE ON RESTATEMENT PROCESS AND LIMITED 2005 OPERATIONAL INFORMATION
     San Juan, Puerto Rico: November 4, 2005 — R&G Financial Corporation (NYSE: RGF) (the “Company”) announced today that its Board of Directors has declared the Company’s quarterly cash dividend for the quarter ended September 30, 2005 of $0.09375 per share ($0.375 on an annualized basis) on the Company’s common stock, payable on December 22, 2005 to stockholders of record as of the close of business on December 16, 2005. The December dividend payment is being reduced by $0.03225 per share, or 25.6% from the prior dividend paid in September.
     The Company announced that in planning for the dividend reduction, its Chairman and Chief Executive Officer, Víctor J. Galán, had determined that he would not accept any dividend payment on his Class A shares of common stock. Mr. Galán owns 21.5 million shares of Class A common stock, which ordinarily participates with the publicly traded Class B shares as to dividend payments. Mr. Galán’s holdings amount to 42.1% of the Company’s outstanding shares of common stock. Mr. Galán stated that “the Board’s decision to reduce the dividend was considered to be a prudent management of the Company’s capital which is being undertaken as the Company works to complete the previously announced process of restating its audited consolidated financial statements for the years ended December 31, 2004, 2003 and 2002.” Mr. Galán added that “I am taking the personal action to decline receipt of such dividend so that the holders of our Class B common stock are less impacted by our dividend reduction than would otherwise have been the case.”
     While the Company’s restatement process is still ongoing, the Company is providing an updated assessment on the aggregate reduction to stockholders’ equity that will likely be required in connection with the restatement, as well as some limited financial information for the nine months ended September 30, 2005 which is not impacted by the restatement process. On July 27, 2005, the Company disclosed that it expected to reduce stockholders’ equity by an aggregate of between $116 million and $134 million after taxes ($190 million to $220 million before taxes, of which $160 million related to the adjustments for retained residual interests). The Company had disclosed that as part of the restatement process, it was also reviewing its accounting for deferral and recognition of mortgage origination fees and expenses, revenue recognition related to specific loan sales transactions (which now includes whether such transactions constitute “true sales” or financings) and the amortization process used in connection with mortgage servicing rights. We are also reviewing valuation and accounting issues associated with mortgage servicing rights. While the restatement process is not yet complete, the Company believes that the aggregate reductions required to its stockholders’ equity should be between $168 million and $183 million after taxes (between $275 million and $300 million before taxes, of which approximately $190 million relates to the adjustments for the Company’ s residual retained interests). Assuming the upper end of the range of reduction to stockholders’ equity of $183 million (after taxes) as of September 30, 2005, and based on current information, the Company remains a “well-capitalized” bank holding company within the meaning of the federal bank regulations, and that as of such date, both its Puerto Rico bank subsidiary, R-G Premier Bank of Puerto Rico, and its Florida thrift subsidiary, RG Crown Bank, are “well capitalized”. The Company is considering a broad range of alternatives to augment its capital position. The Company continues to work diligently to complete the restatement process, although it is not able to state with any certainty when the process will be completed.
     From an operations standpoint, the Company continues to conduct business in the normal course at both its Puerto Rico and Florida operations, although it has increased the sale of its investment and mortgage-backed securities when compared to prior periods in order to limit its asset growth and support its liquidity and capital position. During the nine months ended September 30, 2005, the Company’s consolidated deposits grew to $5.5 billion, a $1.3 billion or 30% increase over the $4.2 billion of deposits at December 31, 2004, which takes into consideration Crown Bank’s acquisition of 18 branches from SouthTrust Bank in early 2005. The Company’s servicing portfolio amounted to $12.1 billion at September 30, 2005, a $669.6 million or 6% increase over the $11.4 billion portfolio at December 31, 2004. Finally, the Company’s loan production, which includes both originations and purchases of loans, increased by $1.1 billion or 32% from $3.4 billion for the nine months ended September 30, 2004 to $4.5 billion for the nine months ended September 30, 2005. The loan production information excludes loans purchased from Doral Financial Corporation, which are being reviewed to determine whether they are “true sales” or financings. For purposes of our regulatory capital analysis above, we assumed a “worst case” that all sales of loans with variable interest rate features to other Puerto Rico financial institutions previously considered to be true sales are financings. The increase in our balance sheet which would result from all of such loan sales being considered as financings rather than as true sales has been mitigated as a result of the above-referenced sale of investment and mortgage-backed securities. The financial information provided above is unaudited and preliminary.
     The Company, currently in its 33rd year of operation, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries R-G Premier Bank of Puerto Rico, a Puerto Rico commercial bank, R-G Crown Bank, its Florida-based federal savings bank, R&G Mortgage Corp., Puerto Rico’s second largest mortgage banker, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, R-G Investments Corporation, the Company’s Puerto Rico broker-dealer, and R-G Insurance Corporation, its Puerto Rico insurance agency. At September 30, 2005 the Company operated 34 bank branches in Puerto Rico, 33 bank branches in the Orlando, Tampa/St. Petersburg and Jacksonville, Florida and Augusta, Georgia markets, and 63 mortgage offices in Puerto Rico, including 32 facilities located within R-G Premier’s banking branches.
FORWARD LOOKING STATEMENTS
     This press release contains certain “forward-looking statements” concerning the Company’s economic future performance. The words or phrases “expect,” “believe,” “anticipate,” “estimate,” “intend,” “look forward,” “should” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
     The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: the Company’s ability to attract new clients and retain existing clients; risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates; potential adverse effects to the Company’s financial condition, results of operations or prospects as a result of the required adjustments to prior period financial statements; risks associated with the Company’s inability to prepare and timely file financial statements; potential adverse effects if the Company is required to recognize additional impairment charges or other adverse accounting-related developments; potential adverse developments in connection with the ongoing SEC inquiry; potential adverse developments from enforcement actions that may be commenced by bank regulatory agencies; and developments from changes in the regulatory and legal environment for financial services companies in Puerto Rico and the United States. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.